Exhibit 11.1

Pernod Ricard organisation charter
Objectives, principles roles and responsibilities
12, place des États-Unis - 75783 Paris cedex 16 - France Phone: 33 (0) 1 41 00 41 00 - Fax: 33 (0) 1 41 00 41 41 www.pernod-ricard.com

Dear colleagues,

Pernod Ricard’s Organisation Charter
aims to define the overall working practices
of the company.

Decentralisation and respect for the individual
are its core values.

This Charter contains the foundations
of our current and future success.

I. Objectives	4
- Shareholder value - Stakeholder satisfaction - Independance
2. Organisational principles	6
- Decentralisation - Management of all subsidiaries as profit centres - Entrepreneurship and excellence - Transparency and openness - Broad hierarchical structures
3. Code of Ethics	8
4. Values	10
5. Roles and responsibilities	12
- Board of Directors and Corporate Governance - General Management - Holding compagny - Regions - Brand Owners - Distributors
6. Way of Working	20
- Management style - Rules of conduct
Insert Appendix 1
Organisation structure
Appendix 2
Strategic brands

1 Objectives

A. Shareholder value

Pernod Ricard’s primary objective is to deliver value to its shareholders. It aims to do so by developing a consistent long-term growth and brand building strategy, which will deliver value by:

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Ensuring share value appreciation.

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Distributing dividends.

B. Stakeholder satisfaction

In addition to its commitment to shareholders, Pernod Ricard also aims to ensure stakeholder satisfaction. The company strives to:

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Provide high quality products to satisfy consumers’ and customers’ expectations.

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Give a fulfilling role to its employees, by enabling them to develop their careers, and by rewarding them fairly.

C. Independence

In the best interest of the company, the Board of Directors of Pernod Ricard wishes to maintain the company’s independence, in particular through the support of family shareholders.

2 Organisational principles The key organisational principle is decentralisation; all other organisational principles are conditions for ensuring its success, and achieving a consistent model.

A. Decentralisation

The Holding company’s role is to direct overall strategy and control the Group’s activity.
Operational subsidiaries are autonomous and responsible; they are close to the consumer, and to brands’ individual cultures. Pernod Ricard is committed to respecting, as thoroughly as possible, the operational autonomy of its subsidiaries, thus resolutely encouraging and durably maintaining the sharp commercial edge which sets them apart from their competitors and which is one of their strongest assets.

B. Management of all subsidiaries as profit centres

In order to make decentralisation meaningful and motivating, all subsidiaries are managed as profit centres. In this way, local affiliates are given the means, and the responsibility, to achieve targets, in line with Group strategy.

C. Entrepreneurship and excellence

A key part of Pernod Ricard’s business model is its people management. Pernod Ricard chooses and promotes its employees on the basis of performance. Given the decentralised nature of the organisation, an entrepreneurial spirit is key to a successful career.

D.Transparency and openness

In order for decentralisation to function, the system needs to rely on trust. In these circumstances, it is fundamental that information flows:

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Subsidiaries have a duty to inform the Holding company of all significant  events - this requirement holds true for both good and bad news.

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The Holding company informs its affiliates of all relevant information (while safeguarding corporate confidentiality).

E. Broad hierarchical structures

Pernod Ricard encourages broad hierarchical structures and direct relationships across hierarchical boundaries, which facilitate rapid decision-making.

3 Code of ethics

All Pernod Ricard personnel are expected to behave in an ethical manner. All employees must:

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Be law-abiding.

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Behave in an honest and transparent manner and be worthy of trust.

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Behave in an ethical and respectful manner vis-à-vis shareholders, customers, consumers, public officials, suppliers, competitors and colleagues.

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Ensure quality and security.

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Respect the environment.

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Place Group interest above self-interest in the conduct of business.

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Afford equality of opportunity, and seek professional development for all members of staff.

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Behave in a manner consistent with industry undertakings (Amsterdam Group, Century Council, Portman Group, Entreprise et Prévention, Fundación Alcohol y Sociedad, and other social aspects organisations), in particular concerning their own alcohol consumption.

4 Values Pernod Ricard promotes a set of values which have historically characterised the group: conviviality and straightforwardness, entrepreneurship, integrity and commitment.

Conviviality and straightforwardness

Pernod Ricard encourages a willingness to reach out to others, openness, sharing and friendship. This holds true both for internal relations and for relations with clients and the public.

Entrepreneurship

Pernod Ricard strongly supports decentralised decisionmaking, as the only way to encourage an entrepreneurial spirit at all levels. It encourages employees to take initiatives. Moreover, employees have a direct interest in the financial performance of the Group.

Integrity

All employees are encouraged and trained to work in a way that respects ethics and transparency. Shareholders, clients and consumers can all have confidence in the reliability of Pernod Ricard information, in the excellence of Pernod Ricard’s products and in the company’s commitment to the local community.

Commitment

Employees are proud of Pernod Ricard’s products, and committed to respecting and developing the Group’s brands. The Group is committed to respecting its employees and their cultures.

5 Roles and responsibilities

Pernod Ricard is a brand building company. It is organised on the basis of subsidiarity, and on the duality between:

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Brand Owners who are responsible for individual brands, and

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Regions and Distributors whose primary aim is to distribute Group brands, and manage local and regional brands.

As a principle, Pernod Ricard distributes its portfolio through its own subsidiaries. Therefore, there is a responsibility on Distributors to market the Group’s strategic brands. Equally, there is an onus on Brand Owners to use the Group’s distribution structure. Additionally, where appropriate, and under the control of the Holding company, brands may be distributed by third parties, and third-party brands may be handled within Pernod Ricard.

Appendix 1 presents the current organisation chart, overall and by Region. The section below describes the different parts of Pernod Ricard’s organisation in more detail.

A. Board of Directors and Corporate Governance

Pernod Ricard fully complies with corporate governance principles. The Board of Directors determines the company’s major orientations, and ensures they are implemented, subject to the powers granted by the General Assembly of Shareholders, by statutes or by law. General Management fully informs the Board, and seeks relevant authorisations. Likewise, individual Group companies are also requested to refer to their own boards.

In addition to its regular formal meetings, the Board of Directors of Pernod Ricard has working committees. Within these committees, and under the authority of the Chairman of the Board of Directors, board members work on specific subjects with certain designated persons from the Pernod Ricard organisation. These persons provide board committee members with all the relevant information required to enable them to perform their corporate governance function.

B. General Management

The Chairman and CEO and two Director Generals are together responsible for Pernod Ricard’s general management.

General Management manages the company subject to its overall business purpose and the powers granted by law, statutes, the General Assembly of Shareholders and the Board of Directors.

The CEOs of all direct subsidiaries report directly up to the General Management of Pernod Ricard.

C. Holding company

In Pernod Ricard’s decentralised model, the Holding company has three roles:

Reserved functions, which it carries out directly:

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Strategy: overall Group strategy, in particular that relative to fomenting organic and external  growth and profitability.

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Any mergers, acquisitions, or disposals that might be appropriate.

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Overall Group financial policy, including financing means: the Holding company liaises with banking bodies to manage external financial means and banking policies.

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Tax planning.

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Definition of key compensation and benefits policies such as overall salary levels and profit-sharing schemes.

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Management of the careers of the Group’s key international executives (and potential future executives) and competency development through the Pernod Ricard Training Centre.

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Approval of key attributes of strategic brands (formula, packaging, brand identity, advertising copy and line extensions), and validation of any proposed changes to them.

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Approval of new advertising campaigns for all brands, prior to their release.

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Corporate communication and relations with investors, analysts and shareholders.

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Public affairs: development and upholding of Group policies in relation to the social aspects of alcohol, indirect taxation, production rules, product definitions, environmental issues and international trade.

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Resource-sharing (e.g. volume grouping for Purchasing).

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Major applied research programmes.

Management control of Pernod Ricard subsidiaries

Effective management control by the Holding company is the necessary condition of the Group’s decentralised organisation. This involves:

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The budgetary process, whereby the Holding challenges and validates the individual direct subsidiaries’ budgets each year.

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Reporting requirements of direct subsidiaries.

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Audits, which may take place from time to time, to ensure subsidiaries are complying with the Group’s recommendations and rules (Security Charter, Brand Platform…).

Key policy definition, and best practice spreading

The Holding company is responsible for setting policies in key areas, and putting in place key actions. Equally, the Holding company must ensure its company vision is shared, its business model understood, and best practices are fully available to each member of the organisation. Indeed, knowledge-sharing and support across subsidiaries are key to the success of the Group’s decentralised model.

D. Regions

As shareholder, Pernod Ricard has delegated to its Regions the operational and financial control of the Distributors of their respective regions, in compliance with Group general policies and ground rules. Regions are operational companies: they are the link between the Holding company and Distributors, and are responsible for ensuring Group strategy and key policies are implemented in their subsidiaries.

Management control of regional subsidiaries and brands

While respecting their local subsidiaries’ independence and autonomy, Regions oversee their affiliates’ management.

They:

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Monitor distribution companies’ activity.

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Ensure the global brand strategies agreed by the Holding company are implemented in the Region.

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Agree on development plans of local or regional brands.

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Ensure structures and resources are in line with the attainment of Group strategy.

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Ensure the Group’s Organisation Charter is implemented.

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Provide assistance to Distributors and spread best practices to them (HR, IT, Marketing and Sales tools…).

Regional financial control

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Establish the Region’s budget and objectives (and hence also the individual subsidiaries’ budgets) and control them.

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Oversee the optimisation of regional resource allocation.

Involvement in the Brand Owner – Distributor dialogue

In principle, the relationship between Brand Owners and Distributors is direct. However, the Region is responsible for validating its subsidiaries’ major strategic options and the financial impact thereof.The Region can, if needed, or requested to do so by a Brand Owner or Distributor, assist Distributors in this dialogue.

E. Brand Owners

As shareholder, Pernod Ricard has delegated to Brand Owners the global responsibility for their brand’s strategy and development, subject to the conditions stated herein. Where applicable, Pernod Ricard also delegates to Brand Owners the operational and financial responsibility for their local market.

Brand strategy and development

Brand Owner companies develop their brand’s strategy, with the Distributors’ input, in particular its brand identity and competitive positioning. They are responsible for developing specific communication campaigns and overall below-the-line strategies. Brand Owners are also responsible for developing new products and packaging.

Strategic Plan

Brand Owners are responsible for annually submitting to the Holding company their Strategic Plan, reflecting major options and action plans, and established in conjunction with the main Distributors. Moreover, while upholding their companies’ best interest, Brand Owners must submit new advertising campaigns to the Holding company, and request approval for all line extensions or changes to the composition, packaging, brand identity and advertising copy of Pernod Ricard strategic brands. All campaigns must be in line with Pernod Ricard’s industry undertakings

(e.g. Amsterdam Group commitments).

Production

Brand Owners are responsible for their brand’s production and quality, and for the management of their industrial assets and capacities, in line with the Group’s Quality, Security and Environment strategy.

Implementation – in coordination with local Distributors

Brand Owners are jointly responsible for the development of local brand plans, in coordination with Distributors, and Regions where applicable.

Example of Brand Owner –
Distributor dialogue

Pernod Ricard’s organisational model instils strong solidarity between Brand Owners and Distributors, as they make joint decisions concerning local brand plans, and are jointly responsible for the outcome. Brand Owners must validate the volume projections and A&P budgets of each of their Distributors.

Should Brand Owners and Distributors not come to an agreement, the matter should be referred to the Holding company.

F. Distributors

Distributors are responsible for the development of Pernod Ricard brands in their market. They are market specialists, and responsible for making all key decisions in their markets.

Brand management

Distributors are responsible for the implementation of brand strategy in their market, in coordination with Brand Owners and under the supervision of their Region (where applicable).

Profit generation

Distributors are responsible to the Region for the achievement of their budget and other objectives (or to Pernod Ricard directly, in the case of direct affiliates). They are responsible for profit generation, and are focused on the bottom line.

Management philosophy

As shareholder, Pernod Ricard has through its General Management given power to the Chief Executives of the subsidiaries to deal with all operational issues. While promoting their company interest, subsidiaries must, however, respect the spirit and content of Pernod Ricard’s strategies and policies, and undertake to always consider the best interest of the Group. Moreover, Distributors represent Pernod Ricard in their respective countries, and are hence responsible for upholding the Group’s image locally.

Distributors must seek the Region’s advice when necessary, and communicate relevant information to the Region, without reservation.

6 Way of working

A. Management style

Pernod Ricard is committed to a participative style of management, so that General Management:

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Seeks the opinion of the relevant managers before reaching a decision and clearly communicating it.

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Involves key managers from the subsidiaries and Holding departments in the work leading up to major decisions.

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Fixes general objectives, specific action programmes and budgets on an annual basis, in collaboration with these parties.

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Leaves operational decision-making to the local level, in line with the principle of decentralisation. (When instructions need to be given by the Holding company to its affiliates, they should emanate from its Directors or General Management).

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Promotes a convivial and straightforward form of management.

B. Rules of conduct

There is no comprehensive set of rules setting out all the situations in which a decision must be referred to the above hierarchical level, as this is mainly a question of individual judgement. In this respect, transparency is a fundamental principle.

However, there are certain rules that need to be observed:

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All significant personnel decisions (e.g. internal mobility, salary increase, …) need to be validated by two hierarchical levels: the individual’s n + 1 and n + 2.

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All line extensions or changes affecting a strategic brand’s positioning, formula or packaging need to be referred to, and validated by, the Holding company. So, for example, a new promotional activity programme does not need to be validated by the Holding company (unless it is changing the brand platform), but a proposed new product launch or new advertising campaign would have to be.

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All activities worldwide must be in line with the undertakings made by the Group in the context of social aspects organisations (e.g. Portman Group, Amsterdam Group, Century Council, Fundación Alcohol y Sociedad…). This holds true whether the affiliate of a given country belongs to one of these organisations or not.

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Generally, the Holding company communicates with its direct affiliates who are in turn responsible for relaying the information to their own subsidiaries.

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The limitations on the delegation of financial authority, and on the delegation of power, as adopted by the board of each entity, must be respected.